AMENDMENT TO PROMISSORY NOTE AND SECURITY AGREEMENT
                             DATED JANUARY 17, 2000

     This Amendment, made this day of May, 2000, amends the Promissory Note and Security Agreement dated January 17, 2000 ("Note") by and between Jon S. Saltzman ("Borrower") and Penn-America Insurance Company ("Lender"). This amendment is effective January 17, 2000.

     Pursuant to paragraph 15.B. of the Note, Borrower and Lender hereby specifically agree to amend paragraph 2. of the Note, effective January 17, 2000, to read as follows:

     2. Borrower's Promise to Pay Principal and Interest. In return for the funds loaned by Lender to Borrower for the acquisition of PNG common stock, Borrower promises to pay $146,370.00 (the "Principal"), plus interest to the order of the Lender. Interest, at an annual rate of (6.08%), will be charged on that part of the Principal which has not been paid from the date of this Note until all Principal has been paid in full, with interest to be accrued semi-annually. See attached Addendum, incorporated herein by reference, for specifics of the transaction(s), which generated the principal due and owing herein.

     This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Note except as expressly set forth herein. Except as expressly amended hereby, the Note shall remain in full force and effect in accordance with its terms.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals the day and year first above written.

PENN-AMERICA INS. CO.                       Borrower:


By: /s/ Garland P Pezzuolo                   /s/ Jon S. Saltzman
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WITNESS:

/s/ Elizabeth J. Hess
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